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                                                                    Exhibit 11.1
                           Family Bargain Corporation
                    Computation of Net Loss Per Common Share
                                   (Unaudited)



                                      3 Months Ended
                                      --------------
                                 April 27,        May 3,
                                   1996            1997
                                   ----            ----

The Computation of net (loss)
available & adjusted shares
outstanding follows:
Net income (loss)                $(1,558,000)   $(1,360,000)

Less: Preferred stock dividends
Series A                         $  (854,000)   $  (864,000)
Series B                         $        -     $  (656,000)
                                 ------------   ------------

Net (loss) used for primary and
diluted computation              $(2,412,000)   $(2,880,000)
                                 ------------   ------------

Weighted average number of
common shares outstanding          4,040,034      4,818,076

Add:
Assumed exercise of those options
that are common stock equivalents

Assumed exercise of convertible
preferred stock                  ____________   ____________

Adjusted shares outstanding,
used for primary & fully
diluted computation                4,040,034      4,818,076
                                 ------------   ------------

Net loss applicable to common
stock per common & common
share equivalent                 $     (0.60)   $     (0.60)
                                 ------------   ------------
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